Exhibit 10.1
Execution Copy
AFFINITY AGREEMENT
     This Affinity Agreement (this “Agreement”) is made effective as of the 30th day of June, 2010 (the “Effective Date”), by and among UniGroup, Inc. (“UniGroup”), a Missouri corporation, on the one hand, and Vanliner Insurance Company, a Missouri domiciled insurance company, TransProtection Service Company, a Missouri insurance agency (with Vanliner Insurance Company and TransProtection Service Company collectively referred to herein as the “Vanliner Companies”), and National Interstate Insurance Company (“National Interstate”), an Ohio domiciled insurance company, on the other hand.
WHEREAS, UniGroup is the ultimate parent company of Mayflower Transit, LLC (“Mayflower”) and United Van Lines, LLC (“United”, with Mayflower and United collectively referred to herein as the “Van Lines”); and
WHEREAS, the Vanliner Companies are in the business of selling, underwriting, marketing and administering property and casualty insurance policies and related insurance coverages for the moving and storage and specialty products transportation industries in the United States; and
WHEREAS, pursuant to a Purchase Agreement (the “Purchase Agreement”) dated as of April 26, 2010, by and among UniGroup, National Interstate and National Interstate Corporation, (i) National Interstate agreed to acquire, and UniGroup agreed to sell, all of the issued and outstanding capital stock of Vanliner Group, Inc., which is the parent company of the Vanliner Companies and (ii) National Interstate Corporation agreed to acquire, and UniGroup agreed to sell, the Owned IT Assets (as defined in the Purchase Agreement) (collectively, the “Transaction”); and
WHEREAS, UniGroup and the Vanliner Companies desire to establish an affinity relationship whereby, subject to the terms and conditions set forth herein, (a) UniGroup will agree to endorse and designate the Vanliner Companies as its exclusively-endorsed insurance provider for commercial property and casualty and workers’ compensation insurance policies and insurance coverages of the type offered and sold by the Vanliner Companies as of the date hereof (the “Vanliner Products”) to independent agents of the Van Lines (the “Van Lines Agents”) and independent owner-operators that are qualified to handle shipments under the Van Lines’ authority (the “Independent Owner-Operators”), in each case, with respect to the United States domestic interstate household goods and commercial moving and storage business of UniGroup (the “U.S. M&S Business”), and (b) UniGroup will agree not to endorse or promote any other insurance agent or carrier with respect to the Vanliner Products offered to the Van Lines Agents in connection with the U.S. M&S Business; and
WHEREAS, pursuant to the Purchase Agreement and subject to the terms, conditions and exceptions set forth therein, UniGroup has agreed, for a period of five (5) years following the Closing Date, not to directly or indirectly engage in the Competing Business (as defined in the Purchase Agreement); and

WHEREAS, pursuant to the terms of a Trademark License Agreement (the “License Agreement”) dated as of the date hereof, UniGroup and the Van Lines have agreed to provide National Interstate and the Vanliner Companies a royalty free, non-transferable, irrevocable license to use, solely for the purposes described in such License Agreement, and subject to the terms, conditions and restrictions set forth therein, the “UniGroup”, “Mayflower” and “United” images and logos in the Vanliner Companies’ advertising, marketing and sales documents during the term of this Agreement, in each case, in accordance with and subject to the terms and conditions of the License Agreement;
WHEREAS, pursuant to the terms of a Transition Services Agreement (the “Transition Services Agreement”) dated as of the date hereof, UniGroup has agreed to provide the Vanliner Companies certain services specified therein in accordance with and subject to the terms and conditions of the Transition Services Agreement; and
WHEREAS, the parties wish to memorialize an ongoing affinity relationship by entering into this Agreement.
NOW THEREFORE, in consideration of the Transaction, the promises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, UniGroup, the Vanliner Companies and National Interstate hereby agree as follows:
1. DEFINITIONS. Unless otherwise defined in this Agreement, capitalized terms used herein shall have the meanings specified in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
“Customer Service Standards” means the agreed upon service standards set forth in Exhibit A of this Agreement applicable to the sale, service and administration of the Vanliner Products by the Vanliner Companies to the Van Lines Agents.
“Vanliner’s Designated Representative” means the person or persons that the Vanliner Companies designate from time to time as the individual(s) to receive insurance inquiries of the Van Lines Agents.
2. DESIGNATED EXCLUSIVELY-ENDORSED INSURANCE PROVIDER. UniGroup hereby designates and endorses the Vanliner Companies as its exclusively-endorsed insurance provider (the “Designated Exclusively-Endorsed Insurance Provider”) of Vanliner Products to all Van Lines Agents with respect to the U.S. M&S Business (the “Endorsement”). Pursuant to this Endorsement, UniGroup agrees to the following during the term of this Agreement:
     (a) Notifying Agents and Independent Owner-Operators. No later than fifteen (15) Business Days following the date hereof and at least once during each six (6)-month period thereafter, UniGroup agrees to inform the Van Lines Agents in writing that the Vanliner Companies are the Designated Exclusively-Endorsed Insurance Provider of

Vanliner Products with respect to the U.S. M&S Business. Additionally, with respect to new Van Lines Agents, UniGroup agrees to inform such Van Lines Agents in writing, as part of the standard information package provided to new Van Lines Agents, that the Vanliner Companies are the Designated Exclusively-Endorsed Insurance Provider of Vanliner Products with respect to the U.S. M&S Business. In addition, if and to the extent UniGroup or the Van Lines provide any written or electronic newsletter, announcement or other publication to any Independent Owner-Operators, UniGroup shall, or shall cause the Van Lines to, at least once during each six (6) month period, use such publications to inform such Independent Owner-Operators that the Vanliner Companies are the Designated Exclusively-Endorsed Insurance Provider of the Vanliner Products with respect to the U.S. M&S Business.
     (b) Agents and Owner-Operators Seeking Insurance Information. UniGroup agrees that when a Van Lines Agent or an Independent Owner-Operator asks or otherwise seeks information on insurance placement for Vanliner Products from UniGroup, UniGroup will direct such Van Lines Agent or Independent Owner-Operator to contact Vanliner’s Designated Representative.
     (c) Participation in Events and Meetings. UniGroup agrees that the Vanliner Companies, at their own cost and discretion (which costs charged by UniGroup shall be determined in substantially the same manner as such costs have historically been determined by UniGroup for such participation, including by allowing historically consistent discounts to the amount of fees charged to the Vanliner Companies), shall be permitted to participate as the exclusive vendor of Vanliner Products in the following Van Lines Agents events (in each case, to the same extent the Vanliner Companies were historically permitted to participate, e.g., the Vanliner Companies will generally be permitted to participate in social events held during such events, but the Vanliner Companies will not be permitted to participate in any business or other shareholder sessions):
     (i) the Annual Convention;
     (ii) the Annual Learning Conference;
     (iii) the District Shareholder Meetings; and
     (iv) the Annual Shareholder Meeting.
UniGroup shall use its commercially reasonable efforts to notify the Vanliner Companies of such events in writing at least sixty (60) days in advance thereof or, if such sixty (60) day notice period is impracticable given the timing of the scheduling of any such event, with as much prior notice as is reasonably practicable, but in no event less than fourteen (14) days prior to the date of such event.
     (d) Posting Information on UniGroup Website. UniGroup agrees that, to the extent UniGroup maintains an internet website that may be accessed by Van Lines Agents, UniGroup will (i) include a hyperlink on its website to the Vanliner Companies’

website (with any disclaimers required by applicable Law or that are deemed appropriate by UniGroup in its reasonable discretion) and (ii) provide the Vanliner Companies with an opportunity to submit other information regarding the Vanliner Products for posting on UniGroup’s website; provided that UniGroup shall have the sole discretion to determine whether to post such other information as submitted by the Vanliner Companies. If UniGroup determines not to post on its website such other information as submitted by the Vanliner Companies, UniGroup shall cooperate in good faith with the Vanliner Companies’ efforts to revise and re-submit such information in a manner and format that is acceptable to UniGroup for posting on its website.
     (e) Quarterly Reports. Subject to applicable Law and UniGroup’s applicable privacy policies (which privacy policies the parties acknowledge may be amended or otherwise changed by UniGroup at any time and from time to time in its sole discretion; provided that such amendments or changes are not made in bad faith for the purpose of prohibiting or restricting the performance by UniGroup of its obligations hereunder), UniGroup agrees that, within fifteen (15) Business Days following the closing of each calendar quarter, it will give Vanliner’s Designated Representative a written notice of the business name, contact name and updated contact information (e.g., mailing address, phone number and email address) for each then current Van Lines Agent and each then current Independent Owner-Operator; provided that, with regard to any such Independent Owner-Operators, the obligations of this Section 2(e) shall cease in the event that the Vanliner Companies cease to offer specialized insurance policies and insurance coverage to such Independent Owner-Operators.
     (f) Submissions for Publications. UniGroup shall allow the Vanliner Companies to purchase advertising space and submit articles to be considered for inclusion in newsletters, announcements and other publications that UniGroup sends or provides to the Van Lines Agents. Any advertising space or rights purchased by the Vanliner Companies shall be at rates determined in a manner substantially similar to the manner in which such rates historically have been determined by UniGroup (for the Vanliner Companies) for similar space, impressions and duration.
     (g) Exclusive Endorsement. Subject to the programs described in Schedule 5.11(b)(v) of the Purchase Agreement, UniGroup agrees, during the term of this Agreement, that it shall not endorse or promote any other insurance agent or insurance carrier with respect to the Vanliner Products for the Van Lines Agents or the Independent Owner-Operators with respect to the U.S. M&S Business. Nothing in this Agreement shall (i) prevent UniGroup or the Van Lines from endorsing other insurance agents or insurance carriers with respect to insurance products other than the Vanliner Products or with respect to UniGroup businesses other than the U.S. M&S Business or (ii) require that UniGroup take any action with respect to the Endorsement other than as expressly contemplated by the terms of this Agreement.
     (h) TSA Services. UniGroup agrees to provide, among other services, certain invoicing services to the Vanliner Companies in accordance with and subject to the terms and conditions of the Transition Services Agreement.

     (i) Independent Parties. The parties acknowledge and agree that the insurance purchasing decisions of the Van Lines Agents and the Independent Owner-Operators are not subject to the control of UniGroup or the Van Lines.
     (j) Audit and Inspection Rights. No more than twice during any twelve (12) month period, and upon giving at least five (5) Business Days’ prior written notice, the Vanliner Companies, or their Representatives, will have the right to audit, examine and copy during regular business hours, at the offices of UniGroup, the books, records, statements, correspondence, reports, and other documents directly related to, or otherwise necessary to evaluate, the performance of UniGroup’s obligations under this Agreement, subject to the confidentiality provisions contained in this Agreement. In the event any of the Vanliner Companies exercise their inspection rights set forth herein, UniGroup shall provide a reasonable work space for such audit, examination or copying, cooperate fully and faithfully, and produce any and all materials reasonably requested to be produced, subject to this Section 2(j) and the confidentiality provisions contained in this Agreement. The expenses related to any such inspections shall be borne by the Vanliner Companies; provided that upon any breach by UniGroup of its obligations hereunder, the Vanliner Companies’ reasonable out of pocket expenses relating to such inspections shall be reimbursed by UniGroup.
     (k) Compliance with Law. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall obligate or otherwise require UniGroup to (and UniGroup shall not be obligated or otherwise required to cause any of its Affiliates to) take any action that would reasonably be expected to result in a violation of Law, including any applicable insurance Laws.
3. CUSTOMER SERVICE STANDARDS; VANLINER PRODUCTS.
     (a) Customer Service. During the term of this Agreement, the Vanliner Companies agree to provide the Van Lines Agents with such services as are reasonably necessary in connection with the offering, sale and administration of the Vanliner Products, in each case, in accordance with the Customer Service Standards. The Vanliner Companies agree that, within fifteen (15) Business Days following the closing of each calendar quarter, it will provide UniGroup with a report (the “Customer Service Report”) which describes in reasonable detail the Vanliner Companies’ compliance or non-compliance, as the case may be, with the Customer Service Standards.
     (b) Audit and Inspection Rights. No more than twice during any twelve (12) month period, and upon giving at least five (5) Business Days’ prior written notice, UniGroup, or its Representatives, will have the right to audit, examine and copy during regular business hours, at the offices of any of the Vanliner Companies, the books, records, statements, correspondence, reports, and other documents directly related to, or otherwise necessary to evaluate, the Vanliner Companies’ compliance with the Customer Service Standards or performance of their other obligations under this Agreement, subject to the confidentiality provisions contained in this Agreement. In the event UniGroup exercises its inspection rights set forth herein, the Vanliner Companies shall provide a reasonable work space for such audit, examination or copying, cooperate fully and faithfully, and produce any and all materials reasonably requested to be produced, subject to this Section 3(b) and the confidentiality provisions contained in this Agreement. The expenses related to any such inspections shall be borne by UniGroup; provided that upon any failure by the Vanliner Companies to meet the Customer Service Standards, UniGroup’s reasonable out-of-pocket expenses relating to such inspections shall be reimbursed by the Vanliner Companies.
     (c) Notice Upon Product Discontinuance. The Vanliner Companies agree to provide UniGroup with prompt written notice in the event that it makes a determination to discontinue offering any of the Vanliner Products to the Van Lines Agents with respect to the U.S. M&S Business.
     (d) Alternative Insurance Coverage. In the event that the Vanliner Companies reject a policy application from a Van Lines Agent or Independent Owner-Operator with respect to the U.S. M&S Business, National Interstate shall, or shall cause the Vanliner Companies to, use commercially reasonable efforts to assist such Van Lines Agent or Independent Owner-Operator in obtaining alternative insurance coverages.
     (e) Loss Prevention/Loss Control Services. The Vanliner Companies agree to provide the Van Lines Agents with loss prevention and loss control services at a level that is similar in all material respects to the level historically provided by the Vanliner Companies to the Van Lines Agents. Such services will include, without limitation, on-site customer visits, customer risk assessments and consultations, seminars, webinars, newsletters, video resources, discounted products and materials and safety recognition programs. The cost of such services may be included in the premiums charged to such Van Lines Agents.
4. CONFIDENTIALITY. UniGroup and its Affiliates, on the one hand, and the Vanliner Companies, National Interstate and their respective Affiliates, on the other hand, shall, and shall cause their respective Representatives to, maintain in confidence, and not use to the detriment of the other party (including for the purposes of competing with the other party or its Affiliates), any written, oral or other information relating to or obtained from the other party or its Affiliates, except that the foregoing requirements of this Section 4 shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Vanliner Companies and National Interstate, as a result of disclosure by UniGroup, its Affiliates or any of its Representatives and (B) in the case of UniGroup, as a result of disclosure by the Vanliner Companies, National Interstate or any of their respective Affiliates or Representatives, (ii) any such information is required by applicable Law, Governmental Order or a Governmental Authority to be disclosed after prior notice that has been given to the other party, (iii) any such information is to be disclosed in connection with any Action, or (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement. Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality.
5. TERM AND TERMINATION.
     (a) Term. Subject to the provisions of this Section 5, the term of this Agreement shall commence on the Effective Date and shall remain in full force and effect for five (5) years from the date hereof unless sooner terminated or extended for an additional five (5) year-period until or unless this Agreement is terminated in accordance with this Section 5.
     (b) Termination. Notwithstanding the foregoing, if any Customer Service Report shows that the Vanliner Companies have failed to meet the Customer Service Standards during the prior calendar quarter (any such Customer Service Report being referred to herein as a “Non-Compliant Customer Service Report”), the Vanliner Companies shall have thirty (30) days from the date of such Non-Compliant Customer Service Report to give UniGroup a written action plan to cure each deficiency identified in such Non-Compliant Customer Service Report during the calendar quarter immediately following the period covered by the Non-Compliant Customer Service Report. If the Customer Service Report for the calendar quarter immediately following the period covered by the Non-Compliant Customer Service Report reflects that each deficiency identified in the Non-Compliant Customer Service Report was not cured by the Vanliner Companies, then UniGroup may terminate this Agreement by providing thirty (30) days’ prior written notice to the Vanliner Companies. Notwithstanding anything in this Section 5(b) to the contrary, in no event shall UniGroup be permitted to terminate this Agreement pursuant to this Section 5(b) prior to the second (2nd) annual anniversary of the Effective Date.
     (c) Partial Termination. Notwithstanding anything in this Agreement to the contrary, in the event that the Vanliner Companies discontinue offering any Vanliner Products to the Van Lines Agents, UniGroup may terminate the Endorsement with respect to such discontinued Vanliner Product by providing thirty (30) days’ prior written notice to the Vanliner Companies.
     (d) No Waiver. No failure by UniGroup to exercise any right under this Section 5 to terminate this Agreement or any portion of the Endorsement shall constitute a waiver of such right, and such right shall be reserved for so long as the conditions giving rise to such right exist.
6. NOTICES. All notices, instructions, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):
(a)	if to UniGroup:

UniGroup, Inc. One Premier Drive Fenton, Missouri 63026 Attention: Chief Executive Officer General Counsel Facsimile: (636) 349-3945

with a copy to:

Sidley Austin LLP One South Dearborn Chicago, Illinois 60603 Attention: Brian J. Fahrney Sean M. Carney Facsimile: (312) 853-7036

(b)	if to the Vanliner Companies:

National Interstate Insurance Company c/o National Interstate Corporation 3250 Interstate Drive Richfield, Ohio 44286 Attention: General Counsel

Facsimile: 330-659-8958

with a copy to:

Thompson Hine LLP 127 Public Square, Suite 3900 Cleveland, Ohio 44114 Attention: April Miller Boise Facsimile: (216) 566-5800
7. MISCELLANEOUS.
     (a) Governing Law. THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES OF SUCH STATE TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

     (b) Survival. Section 4 shall survive the termination of this Agreement.
     (c) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section 7 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.
     (d) No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     (e) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral in regard thereto.
     (f) Amendment and Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the parties hereto. No waiver of compliance with any term or provision of this Agreement shall be effective except by an instrument in writing. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be a waiver of such terms, covenants, or conditions. No waiver or relinquishment of any right hereunder at any one time(s) shall be deemed a waiver or relinquishment of such rights at any other time(s).
     (g) Submission to Jurisdiction. Each Party hereby irrevocably and unconditionally:
     (i) submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereunder, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by law, in such federal court;
     (ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

     (iii) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address in accordance with Section 6; and
     (iv) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
     (h) Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (g) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     (i) Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Affinity Agreement to be executed with an Effective Date as first written above.

UniGroup, Inc.			Vanliner Insurance Company

By:	/s/ Richard H. McClure		By:	/s/ Gale D. Preston

	Print Name:	Richard H. McClure		Print Name:	Gale D. Preston
	Its:	President		Its:	President

TransProtection Service Company

			By:	/s/ Gale D. Preston

				Print Name:	Gale D. Preston
				Its:	President

National Interstate Insurance Company

			By:	/s/ David W. Michelson

				Print Name:	David W. Michelson
				Its:	President
[signature page to Affinity Agreement]